Exhibit 99.1

March 12, 2007	For Immediate Release

Employers Holdings, Inc. Announces Distribution of $850 Million in Cash and Stock Consideration to Eligible Members

March 12, 2007—Reno, NV—Employers Holdings, Inc. (NYSE: EIG) today announced that the Company has distributed $462,988,115 in cash and 22,765,407 shares of common stock to the eligible members of its predecessor, EIG Mutual Holding Company, as consideration in its conversion which was completed in early February of this year. Using the initial public offering price of the common stock of $17 per share, the total value of the consideration distributed to the Company's eligible Nevada policyholders was $850 million. (On Friday, March 9, 2007, the closing price of the common stock on the New York Stock Exchange was $20.12.)

Employers Holdings, Inc. recently completed a demutualization and initial public offering of its stock pursuant to a Plan of Conversion filed by the Company and approved by the Commissioner of Insurance of the State of Nevada and the members of EIG Mutual Holding Company. The Plan provided that eligible members would receive consideration in the form of cash or stock in exchange for the extinguishment of their membership interests in the mutual holding company. Eligible members can expect to receive their distributions within the next several days.

Douglas D. Dirks, President and CEO of Employers Holdings, Inc. said, “We’re proud to announce this major milestone in our Company’s history. Nevada policyholders have reaped the rewards of being members in this specialty writer of workers’ compensation. By distributing over $850 million in value to our members and into the economy of the State of Nevada, EMPLOYERSSM has demonstrated its history of success.”

CONTACT:	Ann Nelson, Executive Vice President, Corporate & Public Affairs, anelson@employers.com.
Vicki Erickson, Investor Relations Director, verickson@employers.com.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. This press release contains certain forward-looking statements. Forward-looking statements include statements regarding the market for the stock and anticipated future results and can be identified by the fact that they do not relate strictly to historical or current acts. They often include words like “believe”, “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business of EMPLOYERS and its subsidiaries.

Copyright © 2007 EMPLOYERS. All rights reserved. EMPLOYERS is a service mark and trade name for a group of companies which provide workers’ compensation insurance and services. Insurance is offered through Employers Compensation Insurance Company, except in Nevada, where insurance is offered through Employers Insurance Company of Nevada. Employers Compensation Insurance Company does not do business in all jurisdictions.

tel 775 327-2700 | 9790 GATEWAY DRIVE | RENO, NEVADA 89521-5906 | www.employers.com